EXHIBIT A

                                   SECURITIES
                               PURCHASE AGREEMENT


            This Securities Purchase Agreement is made as of October 31, 1997, by and among Lighthouse Investors, LLC, a Delaware limited liability company ("Lighthouse"), and B III Capital Partners, L.P., a Delaware limited partnership ("B III"), Contrarian Capital Fund, I, L.P., a Delaware limited partnership ("Contrarian I"), Contrarian Capital Fund II, L.P., a Delaware limited partnership ("Contrarian II"; Lighthouse, B III, Contrarian I and Contrarian II are each referred to as a "Buyer"), and Bankers Trust Company and Massachusetts Mutual Life Insurance Company (each a "Seller"), with reference to the following facts:

            Each Seller acquired the 12% Senior Secured Notes (Other) due 2005 (the "Senior Notes") of Huntway Partners, L.P., a Delaware limited partnership (the "Company"), issued pursuant to the Amended and Restated Collateralized Note Indenture dated as of December 12, 1996, between the Company and Fleet National Bank, as Trustee (the "Indenture"), and the common units representing limited partnership interests in the Company (the "Common Units" and, together with the Senior Notes, the "Securities") listed next to such Seller's name on Exhibit A hereto, directly from the Company pursuant to the Prepackaged Plan of Reorganization dated November 12, 1996 (the "Plan") and in connection with such acquisition entered into the Unitholders Agreement, dated as of December 12, 1996 (the "Unitholders Agreement"), and the Registration Rights Agreement, dated as of December 12, 1996 (the "Registration Rights Agreement"). The Buyers wish to buy the Securities from the Sellers and each Seller desires to sell the Securities owned by it to the Buyers pursuant to this Agreement in accordance with the allocations on Exhibit A.

            NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the Buyers and the Sellers agree as follows:

                              ARTICLE I

                           PURCHASE AND SALE

            1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, each Seller agrees to and does hereby sell and deliver and assign to the Buyers, and each Buyer agrees to and hereby does purchase and accept such assignment from each Seller the Securities listed next to such Buyer and Seller's name on Exhibit A, and all rights and interest of that Seller under the Plan and the Unitholders Agreement with respect to the Securities, if any, in each case free and clear of all liens, security interests and encumbrances of any kind. The Buyers agree to be bound by and hereby assume the obligations, if any, of the terms of the Unitholders Agreement and acknowledge that the Protective Rights (as defined in such Unitholders Agreement) are speculative in nature and that the Buyers are able to bear the economic risk of such investment, including a total loss of value of such investment.

            1.2 Purchase Price. As consideration for the sale of the Securities, on the signing of this Agreement, each Buyer shall wire transfer to each Seller the amount set forth on Exhibit A for the purchase and sale of the Securities being purchased by such Buyer from such Seller according to the wire transfer instructions set forth on the signature pages hereof (the "Purchase Price").

            1.3 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Los Angeles, California, on the date of this Agreement (the "Closing Date"). The parties may participate in the Closing by telephone. At the Closing, each Seller shall deliver to Buyers Depository Receipts for the Common Units of the Company owned by such Seller described in Exhibit A with the portion thereof to be completed by transferor/seller appropriately completed by such Seller and notes evidencing the Senior Notes owned by such Seller described in Exhibit A duly endorsed to the Buyers, and each Buyer shall wire transfer the funds referred to in section 1.2. The transactions will take place on a delivery vs. payment basis.

                               ARTICLE II

        REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS

            Each Seller severally (but not jointly) represents and warrants as to itself and agrees with the Buyers as follows:

            2.1 Corporate Power and Authority; Enforceability. The Seller is a corporation validly existing and in good standing under the laws of the state in which it is organized. The execution and delivery of this Agreement have been duly authorized by all necessary action of the Seller. This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            2.2 No Conflict; No Consent. The consummation of the transactions contemplated hereby do not conflict with, or result in any violation of any material agreement to which the Seller is a party or by which it or any of its properties are bound, or any judgment, decree, order, statute, law, ordinance, rule or regulation applicable to the Seller of any court or other governmental authority. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory agency or authority is required to be made or obtained by the Buyers or the Seller in order for the Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

            2.3 Brokers' Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

            2.4 Private Offering. The Seller has not offered any of the Securities for sale, or solicited any offer to buy any of the Securities, by means of any form of general solicitation or general advertising except in connection with the letters referred to in section 4.4.

            2.5 Access to Information. The Seller acknowledges that it has had access to all the books and records of the Company in connection with the Seller's sale of Securities hereunder, and has conducted a thorough and comprehensive investigation of the Company. The Seller has carefully reviewed all the information available to it and is thoroughly familiar with the business, operations, properties and management of the Company by virtue of such review. The Seller is entering into this Agreement and the transactions contemplated hereby solely in reliance on its own investigation and review of such information concerning the Company. The Seller acknowledges that the Buyers may possess material information regarding the Company and the Securities not known to the Seller (the "Buyer Excluded Information"), including, without limitation, information received from the Company on a confidential basis or information received on a privileged basis from attorneys and financial advisors representing the Buyers. The Seller agrees that the Buyers shall have no liability to the Seller with respect to the nondisclosure of the Buyer Excluded
Information.

            2.6 Valid Title. The Seller has good and marketable title to the Securities owned by it, free and clear of any and all liens, security interests and encumbrances of any kind. The Seller has made no prior sale, assignment, participation or other transfer of such Securities, in whole or in part, and the Seller is not party to any agreement (other than this Agreement and the letters referred to in section 4.4) which would result in the foregoing.

            2.7 Ownership of Securities. The Seller owns Senior Notes in the original principal amount set forth opposite such Seller's name on Exhibit A and owns the number of Common Units set forth opposite such Seller's name on Exhibit A.

            2.8 Credit Documents. To the best of the Seller's knowledge, attached hereto as Schedule I is a complete list of all of the material agreements to which the Seller is a party relating to the Securities, listing all amendments thereto (collectively, the "Credit Documents").

            2.9 No Additional Compensation. Each Seller acknowledges that it shall not be entitled to any payment from any Purchaser (other than as set forth herein) with respect to the transactions contemplated hereby.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE BUYERS

            Each Buyer severally (but not jointly) represents and warrants as to itself as follows:

            3.1 Corporate Power and Authority; Enforceability. The Buyer is a limited liability company or limited partnership validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement have been duly authorized by all necessary action of the Buyer. This
Agreement has been duly executed and delivered by the Buyer and is the legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            3.2 No Conflict; No Consent. The consummation of the transactions contemplated herein do not conflict with, or result in any violation of any material agreement to which the Buyer is a party or by which it or any of its properties are bound, or any judgment, decree, order, statute, law, ordinance, rule or regulation applicable to the Buyer of any court or other governmental authority. No consent, approval, order or authorization of, or registration, declaration or filing with, any U.S. governmental or regulatory agency or authority is required to be made or obtained by the Buyer in order to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

            3.3 Access to Information. The Buyer acknowledges that it has had access to all the books and records of the Company in connection with the Buyer's purchase of the Securities hereunder, and has conducted a thorough and comprehensive investigation of the Company. The Buyer has independently without reliance on the Sellers and based upon information it deems appropriate carefully reviewed all the information available to it and is thoroughly familiar with the business, operations, properties and management of the Company by virtue of such review. The Buyer is entering into this Agreement and the transactions contemplated hereby solely in reliance on its own investigation and review of such information concerning the Company. The Buyer acknowledges that the Sellers may possess material information regarding the Company and the Securities not known to the Buyer (the "Seller Excluded Information"), including, without limitation, information received from the Company on a confidential basis or information received on a privileged basis from attorneys and financial advisors representing the Sellers. The Buyer agrees that the Sellers shall have no liability to the Buyer with respect to the nondisclosure of the Seller Excluded Information.

            3.4 Purchase for Investment. Each Buyer represents and warrants that it intends to acquire the Securities for its own account, not as a nominee or agent, and not with a view to, or for distribution or resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") without prejudice, however, to each Buyer's right at all times to sell or otherwise dispose of any of said Securities pursuant to an effective registration statement under the Securities Act and any applicable state's securities laws, or under an exemption from registration available under the Securities Act and such other applicable state securities laws. Each Buyer represents and warrants that it (i) is knowledgeable, sophisticated and experienced in business and financial matters, and fully understands the limitations described above and in section 3.3 hereof, and (ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

            3.5 Brokers' Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

            3.6 Suitability. The Buyer acknowledges that the Sellers make no representation to the Buyer as to whether the Company may be presently in default under the terms of the Securities and the Plan and/or may be in such default in the future. Buyer understands that the Securities are not, and will not be, when sold, registered under the Securities Act. The Buyer also acknowledges that the Company may be forced at some point to file a voluntary petition in bankruptcy or could have an involuntary petition filed against it by its creditors with the possible result that the Buyer could suffer the loss of all or part of its investment represented by the Securities. The Buyer hereby represents that it is financially able to withstand the loss of its entire investment in the Securities and that it does not have a present need, nor can it foresee future need, for the liquidity of its investment in the Securities.

            3.7 No Recourse. Buyer acknowledges that the sale of the Securities is made without recourse, representation or warranty of any kind except as set forth in this Agreement.


                              ARTICLE IV

                          GENERAL PROVISIONS

            4.1 Condition. The obligation of each Buyer and each Purchaser to purchase and sell the Securities pursuant to this Agreement shall be subject to each such Buyer and Seller executing and delivering the Sequencing and Amendatory Agreement attached hereto as Exhibit B.

            4.2 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation and warranty in this Agreement and each agreement or covenant in this Agreement that does not by its terms expire on or prior to the Closing Date shall survive the Closing without limitation as to time.

            4.3 Amendment and Modification. This Agreement may only be amended or modified by the mutual written agreement of the Buyers and the Sellers supported by new consideration.

            4.4 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, agreements and understandings, written or oral, between the parties, regarding the subject matter hereof. The Correspondence (as defined below) between the Sellers and the Company shall be of no further force or effect and the Sellers will not have any right against any Buyer or the Company with respect thereto. The "Correspondence" means the correspondence between the Sellers and the Company regarding the subject matter hereof and the sale of the Securities, including, without limitation, the Summary, the letter agreement between Bankers Trust Company and the Company dated March 12, 1997, as amended and supplemented by the letter agreements between Bankers Trust Company and the Company dated June 24, 1997, August 4, 1997, and September 24, 1997, and the letter of understanding between the Company and Massachusetts Mutual Life Insurance Company dated March 12, 1997, as amended and supplemented by the letter agreements between the Company and Massachusetts Mutual Life Insurance Company dated June 13, 1997, June 23, 1997, August 5, 1997, and September 24, 1997.

            4.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same instrument.

            4.6 Headings. The article and section headings in this Agreement are solely for convenience of reference and are not part of this Agreement.

            4.7 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            4.8 Assignment. Neither party shall assign this Agreement or any rights under this Agreement or delegate any duties or obligations under this Agreement, without the prior written consent of the other party. Any attempted or purported assignment or delegation of this Agreement or any rights or duties hereunder without such consent shall be void.

            4.9 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

            4.10 Further Assurances. Each party shall, at the expense of the party requesting such actions, execute such other and further certificates, instruments and other documents as may be reasonably necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

            4.11 Costs and Fees. Except as expressly provided for herein, each party to this Agreement shall bear its own costs and expenses, including but not limited to attorney's fees and expenses, in connection with the closing of the transactions contemplated hereby.

            4.12 Liability Several. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the Sellers and each of the Buyers under this Agreement are several (and not joint and several) such that each Seller and each Buyer is responsible only for breaches of representations and warranties, covenants and agreements of such Seller or Buyer (and not those of the other Sellers or Buyers).

            4.13 Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile transmission, two business days after being deposited with an internationally recognized overnight delivery service, seven days after being mailed by first class mail, all charges or postage prepaid, properly addressed to the party to receive such notice at the last address or facsimile number furnished for such purpose by the party to whom the notice is directed.

            IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the parties hereto as of the date first above written.

BUYERS:

LIGHTHOUSE INVESTORS, L.L.C.

By Lighthouse Capital, LLC, its Manager


By __/s/ Richard S. Spencer III__
      Richard S. Spencer III
      Manager

200 Seventh Avenue, Suite 105
Santa Cruz, CA  95062

B III CAPITAL PARTNERS, L.P.

By    DDJ Capital III, LLC, its General Partner

By    DDJ Capital Management, LLC, Manager


By __/s/ Judy K. Mencher__
      Name: Judy K. Mencher
      Title:  Member

Notice Address:

B III Capital Partners, L.P.
c/o DDJ Capital Management, LLC
Attn:  Wendy Schnipper Clayton, Esq.
141 Linden Street, Suite 4
Wellesley, MA  02181
Phone: (781) 283-8500
Fax:        (781) 283-8555

Domestic Physical Delivery Instructions:

Goldman Sachs & Co.
48th Floor
One New York Plaza
New York, NY  10004
Attn:  Marjory Boliscar
Phone: (212) 902-8058
Fax:  (212) 357-0413

All securities should be registered as follows:

Goldman Sachs & Company
FFC B III Capital Partners, L.P.

CONTRARIAN CAPITAL FUND I, L.P.

By Contrarian Capital Management, LLC, its general partner

By __/s/ Jon R. Bauer __
      Jon R. Bauer
      Partner

411 West Putnam, Suite 225
Greenwich, CT  06830

CONTRARIAN CAPITAL FUND II, L.P.

By Contrarian Capital Management, LLC, its general partner

By: __/s/ Jon R. Bauer __
      Jon R. Bouer
      Partner

411 West Putnam, Suite 225
Greenwich, CT  06830

SELLERS:

BANKERS TRUST COMPANY



By __/s/ Carl O. Roark __
      Name:  Carl O. Roark
      Title: Managing Director

WIRE TRANSFER INSTRUCTIONS:

ABA-021-001-033
Bankers Trust Company
130 Liberty Street
New York, NY  10006

For further credit to:

Commercial Loan Division
Account #99-401-268
Attn:       Gail West
Re:   Huntway Partners
      Notify Chantal Lapice (250-4846) upon receipt


MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY


By __/s/ Michael L. Klofas __
      Name: Michael L. Klofas
      Title: Managing Director

1295 State Street
Springfield, MA  01111
Attn: Securities Investment Division

Payments

All payments on account of the Securities shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as related to Huntway Senior Notes and Common Units to:

Chase Manhattan Bank, N.A.
4 Chase MetroTech Center
New York, NY  10081
ABA No. 021000021
For MassMutual Pension Management
Account No. 910-2594018
Re:   Description of security, principal and interest split

With telephone advice of payment to the Securities Custody and Collection Department of Massachusetts Mutual Life Insurance
Company at (413) 744-3878

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments to be addressed to:

Attention:   Securities Custody and Collection Department, F
             381

Tax Identification No. 04-1590850

HUNTWAY PARTNERS, L.P., a Delaware limited partnership, acknowledges and agrees that the purchase and sale of the Securities provided for in the foregoing Securities Purchase
Agreement is consistent with the provisions of the letters set forth in section 4.4 of such agreement.

HUNTWAY PARTNERS, L.P.


By: __/s/ Warren Nelson __
Name:  Warren Nelson


Title:

                                    EXHIBIT A

                                         Bankers Trust   Massachusetts Mutual
Common Units of Huntway Partners, L.P.:
Lighthouse                               3,959,095        2,188,732
B III                                    2,519,424        1,392,829
Contrarian I                               224,949          124,359
Contrarian II                              224,949          124,359
TOTAL                                    6,928,417        3,830,279

Principal Amount Outstanding of 12%
Senior Secured Notes (Other) Due 2005,
Issued by Huntway Partners, L.P.:
Lighthouse                              $2,177,817       $4,226,090
B III                                   $1,385,884       $2,689,330
Contrarian I                              $123,740         $240,118
Contrarian II                             $123,740         $240,119
TOTAL                                   $3,811,181       $7,395,657

Purchase Price:
Lighthouse                              $5,571,430       $5,428,570
B III                                   $3,545,454       $3,454,546
Contrarian I                              $316,558         $308,442
Contrarian II                             $316,558         $308,442
TOTAL                                   $9,750,000       $9,500,000

                   SCHEDULE I TO SECURITIES PURCHASE AGREEMENT

                                Credit Documents

               The Sellers are parties to the following documents:

1.    Amended and Restated Intercreditor and Collateral Agency
      Agreement by and among the Senior Lenders, Bankers Trust as Letter of Credit Bank, Fleet, as Indenture Trustee, and the
      Collateral Agent.


2.    Unitholders Agreement by and among Huntway, the Senior
      Lenders and the Junior Lenders.


3.    Registration Rights Agreement by and among Huntway, the
      Senior Lenders and the Junior Lenders.

4. Support Agreement, dated as of July 22, 1996, by and among Bankers Trust, Massachusetts Mutual Life Insurance Company, Mellon Bank, N.A., as trustee for First Plaza Group Trust, Oppenheimer & Company, Inc., for itself and as agent for certain affiliates, the Junior Lenders, Huntway, Huntway Managing Partner, L. P., and Huntway Holdings, L.P., as amended by a Letter Agreement dated June 24, 1997.

      Bankers Trust Company is a party to the following Documents, which may affect the Securities:

5. Letter of Credit and Reimbursement Agreement, dated as of June 22, 1993, by and among Huntway, Sunbelt Refining
      Company L.P. ("Sunbelt"), and Bankers Trust.

6.    First Amendment to Letter of Credit Agreement by and among
      Huntway, Sunbelt, and Bankers Trust.

7. Amended and Restated Collateral Accounts Security Agreement by and among Huntway, Sunbelt, Bankers Trust, and the Collateral Agent.

      The Sellers are not direct parties to the following documents and agreements, but such documents and agreements affect the Securities:


8.    Amended and Restated Collateralized Note Indenture between
      Huntway, as Issuer, and Fleet National Bank ("Fleet"), as
      Indenture Trustee.


9. Amended and Restated Junior Subordinated Debenture Indenture between Huntway, as Issuer, and IBJ Schroeder, as Indenture
      Trustee.

10. Amended and Restated Huntway Pledge and Security Agreement by and between Huntway and the Collateral Agent.

11.   Amended and Restated Current Assets Pledge and Security
      Agreement by and between Huntway and the Collateral Agent.

12. Amended and Restated Sunbelt Pledge and Security Agreement by and between Sunbelt and the Collateral Agent.

13. Amended and Restated Huntway Special General Partner Pledge and Security Agreement by and between Huntway Holdings, L.P and the Collateral Agent.

14. Amended and Restated Huntway Managing General Partner Pledge and Security Agreement by and between Huntway Managing
      General Partner, L.P. and the Collateral Agent.

15. Amended and Restated Huntway Guaranty by and between Huntway and the Collateral Agent.

16. Amended and Restated Sunbelt Guaranty by and between Sunbelt and the Collateral Agent.

17.   Amended and Restated Huntway Special General Partner
      Guaranty by and between Huntway Holdings, L.P. and the Collateral Agent.

18. Amended and Restated Huntway Managing Partner Guaranty by and between Huntway Managing General Partner, L.P. and the
      Collateral Agent.

19. Amended, Restated and Consolidated Deed of Trust and Fixture Filing [Wilmington property] by and between Huntway and the Collateral Agent.

20. Amended, Restated and Consolidated Deed of Trust and Fixture Filing [Benecia property] by and between Huntway and the Collateral Agent.

21.   Deed of Trust (With Assignment of Rents), dated as of
      October 5, 1988, by and between Sunbelt and the Collateral
      Agent, and modifications thereto.

22. Second Amendment to Deed of Trust and Fixture Filing [Pinal county property] by and between Sunbelt and the Collateral
      Agent.

23.   UCC-1 Financing Statements naming Huntway Partners, L.P. as
      Debtor and the Collateral Agent as secured party, filed in the following offices:

       1. Arizona Secretary of State (No. 548645)
       2. California Secretary of State (No. 87314621)
       3. California Secretary of State (No. 87314622)
       4. California Secretary of State (No. 87314623)
       5. California Secretary of State (No. 87314624)
       6. California Secretary of State (No. 87315625)
       7. California Secretary of State (No. 88001726)
       8. California Secretary of State (No. 93130162)
       9. Delaware Secretary of State (No. 8800108)
       10. Delaware Secretary of State (No. 308638)
       11. Delaware Secretary of State (No. 8813222)

24.   UCC-1 Financing Statements naming Sunbelt Refining Company,
      L.P. as Debtor and the Collateral Agent as secured party, filed in the following offices:

      1. Arizona Secretary of State (No. 548644)
      2. Arizona Secretary of State (No. 548646)
      3. Pinal County, Arizona (No. 1558-892)
      4. Delaware Secretary of State (No. 8813221)
      5. Delaware Secretary of State (No. 8813223)

25.   UCC-1 Financing Statements naming Huntway Managing Partner,
      L.P. Or Huntway Holdings, L.P. as Debtor and the Collateral
      Agent as secured party, filed in the following offices:

      1. California Secretary of State (No. 93130161)
      2. California Secretary of State (No. 93130163)
      3. Delaware Secretary of State (No. 308639)
      4. Delaware Secretary of State (No. 308637)

26. Prepackaged Plan of Reorganization of Huntway, dated as of November 12, 1996 (the "Plan").

27.   Order confirming the Plan.